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                                                                     EXHIBIT 5.1

                                               April 4, 1994


Merisel, Inc.
200 Continental Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

      We have acted as counsel to Merisel, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of the resale of up to 1,103,144 shares (the "Shares") of the Common Stock, $.01 par value, of the Company issued to a stockholder. This opinion is delivered to you in connection with the Registration Statement on Form S-3 (the "Registration Statement") with regard to such Shares, filed with the Securities and Exchange Commission (the "Commission") on April 5, 1994.

      In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

      Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of this Registration Statement.

                                               Very truly yours


                                               /s/ RIORDAN & McKINZIE